EXHIBIT 23

The Board of Directors
Security Financial Bancorp, Inc.
St. John, Indiana

We consent to incorporation by reference of our report dated August 21, 2002 relating to the consolidated financial statements of Security Financial Bancorp, Inc. ("the Company") as of June 30, 2002 and 2001 and for each of the three years in the period ended June 30, 2002, and included in the Company's Annual Report on Form 10-K, and the Registration Statements on Form S-8 filed by the Company with the Securities and Exchange Commission on January 20, 2000 and August 14, 2001.


                                       /s/ Crowe, Chizek and Company LLP
                                       --------------------------------
                                           Crowe, Chizek and Company LLP

Oak Brook, Illinois
September 30, 2002